Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mobile-Health Network Solutions

We hereby consent to the inclusion in this Form F-1 of Mobile-Health Network Solutions (the “Company”), to be filed on or about March 21, 2025, of our report dated October 27, 2023 and March 6, 2024, with respect to our audit of the Company’s consolidated financial statements as of June 30, 2023, and 2022 and for the years then ended.

Rowland Heights, California

March 21, 2025